Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 1,348,492,608.09	0.0001531	$ 206,454.22
Fees Previously Paid
	Total Transaction Valuation:	$ 1,348,492,608.09
	Total Fees Due for Filing:			$ 206,454.22
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 206,454.22
Offering Note
[1]	In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the maximum aggregate number of securities to which the transaction described in the accompanying proxy statement (the "Combination") applies is estimated, as of May 12, 2025 (a specified date within five business days prior to the date of this preliminary proxy statement), to be 1,365,423,864 which consists of the entire issued and to be issued share capital of Dowlais Group plc ("Dowlais"), calculated as the sum of: (i) 1,344,524,115 ordinary shares of Dowlais ("Dowlais Shares") issued and outstanding as of May 12, 2025 (which includes 5,523,071 Dowlais Shares held by the employee benefit trust operated by Dowlais that can be used to satisfy the vesting of awards under Dowlais equity incentive plans as of May 12, 2025); and (ii) 20,899,749 Dowlais Shares which may be issued on or after May 12, 2025 on the vesting of awards under Dowlais equity incentive plans. In accordance with Rule 0-11 under the Exchange Act, the proposed maximum aggregate value of the Combination, estimated solely for purposes of calculating the filing fee, is estimated, as of May 12, 2025, to be $1,348,492,608.09, calculated as the sum of: (i) $757,127,532.59, which corresponds to the product of (A) 1,365,423,864 Dowlais Shares and (B) $0.5545 (equivalent to 42 pence based on the closing exchange rate of GBP1.00 = $1.3202, as published by the Bank of England on May 12, 2025); (ii) $540,844,392.53, which corresponds to the product of (A) 1,365,423,864 Dowlais Shares and (B) $0.3961 (equivalent to the product of 0.0863 and the closing share price on May 12, 2025, of $4.59 for each share of common stock of American Axle & Manufacturing Holdings, Inc.); and (iii) $50,520,682.97, which corresponds to the product of (A) 1,365,423,864 Dowlais Shares and (B) $0.0370 (equivalent to 2.8 pence based on the closing exchange rate of GBP1.00 = $1.3202, as published by the Bank of England on May 12, 2025). In accordance with Section 14(g) of, and Rule 0-11 under, the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the Combination calculated in note (2) above by 0.00015310.